Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2006 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the year 2006. The Company continued to experience robust growth in all categories during the year ended December 31, 2006. Comparing 2006 to 2005, total assets increased $45,373,000 or 12.7% to $403,577,000 including growth of $21,729,000 or 7.7% in total loans. Funding this growth was an increase of $43,261,000 or 14.7% in deposits during the period.

Stockholders’ equity increased 13.0% during the year, with a balance of $35,337,000 at December 31, 2006. Dimeco’s earnings for 2006 were $5,585,000, an increase of 25.4% over the $4,455,000 reported for the year 2005. The increase in net interest income of $2,084,000 or 15.9%, during the year 2006 versus the year 2005, was the primary source of this growth. Dividends declared in the fourth quarter of $.29 per share in 2006 represented an increase of 11.5% over the previous year.

Credit quality remains high, as can be seen in the ratios of allowance for loan loss to total loans of 1.46%, the allowance to nonaccrual loans of 1,049.1% and nonperforming assets to total assets of only .18%.

Gary C. Beilman, President and Chief Executive Officer, stated, “It is with sheer excitement that I report Dimeco’s fourth quarter results. Deposits, loans, and total assets have all increased handsomely, and for the first period ever, we have surpassed the $400 million mark in size. Net income increased over 25% from that of 2005. This performance becomes most evident in the return on average equity of 16.80%, and the return on average assets of 1.50%, both of which I believe will position us as a high performer within our peer group. Our credit quality remains excellent, as we focus our growth on sound principals. I am thankful for the support of our shareholders, customers, staff and the community.”

Dimeco, Inc. is the holding company of The Dime Bank, serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com

Source: Dimeco, Inc./ January 19, 2006

Contact: Deborah Unflat, Assistant Vice President Marketing

January 2007

Dear Shareholders:

It is with sheer excitement that I enclose your Dimeco, Inc. dividend check or reinvestment statement for the fourth quarter of 2006. This report contains excellent news. To begin, you will see that deposits, loans, and total assets have all increased handsomely, and for the first period ever, your company has surpassed the $400 million mark in size.

Net income increased over 25% from that of 2005. This performance becomes most evident in the return on average equity of 16.80% and the return on average assets of 1.50%, both of which we believe will position us as a high performer within our peer group. Credit quality ratios are excellent in each measurement as highlighted by the allowance for loan loss to nonperforming loans above 1000% and nonperforming assets to total assets of only .18%. Finally, with profitability of this magnitude, your dividends increased 11.5% in this fourth quarter.

I look forward to sending you our annual report in the near future. Therein you will find the complete business report of Dimeco, Inc. for the year 2006. We at Dimeco are committed to doing our part to make your investment show consistent performance and thank you for your continued support. As always, I welcome your questions and comments.

Sincerely,

Gary C. Beilman

President and CEO

DIMECO, INC

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)	2006		2005		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$24,646		$19,202		28.4%
Interest expense	$9,478		$6,118		54.9%
Net interest income	$15,168		$13,084		15.9%
Net income	$5,585		$4,455		25.4%

Shareholders’ Value (per share)
Net income - basic	$3.67		$2.89		27.0%
Net income - diluted	$3.55		$2.80		26.8%
Dividends - year to date	$1.07		$1.01		5.9%
Dividends - this quarter	$0.29		$0.26		11.5%
Book value	$23.17		$20.53		12.9%
Market value	$41.75		$33.75		23.7%
Market value/book value ratio	180.2%		164.4%		9.6%
Price/earnings multiple	11.4	X	11.7	X	-2.6%
Dividend yield	2.56%		2.99%		-14.4%

Financial Ratios
Return on average assets	1.50%		1.30%		15.4%
Return on average equity	16.80%		14.53%		15.6%
Shareholders’ equity/asset ratio	8.76%		8.73%		0.3%
Dividend payout ratio	29.16%		34.95%		-16.6%
Nonperforming assets/total assets	0.18%		0.22%		-18.2%
Allowance for loan loss as a % of loans	1.46%		1.40%		4.3%
Net charge-offs/average loans	0.10%		0.02%		400.0%
Allowance for loan loss/nonaccrual loans	1049.1%		755.3%		38.9%
Allowance for loan loss/non-performing loans	624.2%		493.5%		26.5%

Financial Position at December 31,
Assets	$403,577		$358,204		12.7%
Loans	$305,291		$283,562		7.7%
Deposits	$338,117		$294,856		14.7%
Stockholders’ equity	$35,337		$31,260		13.0%

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)
December 31,	2006	2005
Assets
Cash and due from banks	$6,684	$5,554
Interest-bearing deposits in other banks	2,287	33
Federal funds sold	10,000	2,890

Total cash and cash equivalents	18,971	8,477

Mortgage loans held for sale	—	211
Investment securities available for sale	67,266	54,129
Investment securities held to maturity (market value of $207)	—	199

Loans (net of unearned income of $777 and $734)	305,291	283,562
Less allowance for loan losses	4,469	3,973

Net loans	300,822	279,589

Premises and equipment	5,731	6,022
Accrued interest receivable	1,798	1,380
Bank-owned life insurance	5,892	5,254
Other assets	3,097	2,943

TOTAL ASSETS	$403,577	$358,204

Liabilities
Deposits:
Noninterest-bearing	$34,172	$36,619
Interest-bearing	303,945	258,237

Total deposits	338,117	294,856

Short-term borrowings	12,705	12,954
Other borrowed funds	13,763	16,548
Accrued interest payable	1,428	952
Other liabilities	2,227	1,634

TOTAL LIABILITIES	368,240	326,944

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,568,024 and 1,552,669 shares issued	784	776
Capital surplus	4,775	4,445
Retained earnings	31,355	27,400
Accumulated other comprehensive income	(35)	(299)
Treasury stock, at cost (43,000 and 30,000 shares)	(1,542)	(1,062)

TOTAL STOCKHOLDERS’ EQUITY	35,337	31,260

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$403,577	$358,204

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$5,992	$4,835	$21,601	$17,150
Investment securities:
Taxable	753	511	2,491	1,776
Exempt from federal income tax	63	41	223	151
Other	153	16	331	125

Total interest income	6,961	5,403	24,646	19,202

Interest Expense
Deposits	2,663	1,629	8,447	5,383
Short-term borrowings	87	56	371	207
Other borrowed funds	154	154	660	528

Total interest expense	2,904	1,839	9,478	6,118

Net Interest Income	4,057	3,564	15,168	13,084

Provision for loan losses	385	275	785	850

Net Interest Income After Provision for Loan Losses	3,672	3,289	14,383	12,234

Noninterest Income
Services charges on deposit accounts	396	346	1,495	1,298
Other income	479	388	1,661	1,503

Total noninterest income	875	734	3,156	2,801

Noninterest Expense
Salaries and employee benefits	1,346	1,206	5,272	4,520
Net occupancy and equipment expense	320	323	1,298	1,306
Other expense	615	668	2,771	2,672

Total noninterest expense	2,281	2,197	9,341	8,498

Income before income taxes	2,266	1,826	8,198	6,537
Income taxes	724	585	2,613	2,082

NET INCOME	$1,542	$1,241	$5,585	$4,455

Earnings per Share - basic	$1.01	$0.82	$3.67	$2.89
Earnings per Share - diluted	$0.98	$0.79	$3.55	$2.80

Average shares outstanding - basic	1,521,073	1,522,669	1,523,783	1,540,742
Average shares outstanding - diluted	1,574,918	1,571,481	1,573,775	1,592,067